Exhibit 10.1

ASSIGNMENT OF SUBSCRIPTION AGREEMENT AND CANCELLATION OF PROMISSORY NOTE

This agreement for assignment of rights under a share subscription agreement and cancellation of a promissory note (“Assignment Agreement”) is effective as of April 4, 2011 (“Effective Date”) between ChinaTel Group, Inc. (“ChinaTel”) and Trussnet Capital Partners (HK) Ltd. (“TCP”).  ChinaTel and TCP are each referred to as a “Party” and collectively as the “Parties.”

RECITALS

A.
Through its subsidiary Gulfstream Capital Partners, ChinaTel entered into a share subscription Agreement on May 23, 2008 (“Gulfstream Subscription Agreement”) to acquire up to 49% of the shares of Chinacomm Limited, a Cayman Island corporation (“Chinacomm Cayman”) for $196 million, of which ChinaTel paid $5 million at the time of executing the Gulfstream Subscription Agreement.

B.
When other parties to the Gulfstream Subscription Agreement asserted ChinaTel had failed to fulfill its obligations under that agreement, TCP entered into a substitute subscription agreement on February 16, 2009 (“TCP Subscription Agreement”) to also acquire up to 49% of the shares of Chinacomm Cayman for $196 million, including credit for $5 million previously paid by ChinaTel.  The terms of the TCP Subscription Agreement are similar but not identical to the terms of the Gulfstream Subscription Agreement.  TCP and the other parties to the TCP Subscription Agreement also entered into an addendum to that agreement (“TCP Subscription Addendum”), also on February 16, 2009.  ChinaTel disclosed the terms of the TCP Subscription Agreement and TCP Subscription Addendum on SEC Form 8-K filed February 25, 2011.

C.
ChinaTel and TCP entered into an asset purchase agreement on March 9, 2009 (“Agreement”), whereby TCP sold to ChinaTel its equity interest in the shares of Chinacomm Cayman represented by the TCP Subscription Agreement and TCP Subscription Addendum.  The Agreement refers to and has attached as exhibits a $191 million promissory note (“Note”) and a security agreement (“Pledge Agreement”), which the Parties entered into at the same time as the Agreement.  ChinaTel disclosed the terms of the Agreement, the Note and the Pledge Agreement on SEC Form 8-K filed March 10, 2009.

D.
The Parties have amended the Note on four separate occasions, most recently as of May 9, 2010.  ChinaTel has disclosed the terms of each amendment of the Note on SEC Forms 8-K filed March 9, 2010, March 17, 2010, April 13, 2010 and May 12, 2010.  Through June 18, 2010, ChinaTel has paid TCP a total of $10.9 million in cash plus 58,867,119 shares of ChinaTel’s Series A Common Stock towards interest and extension fees pursuant to the Note, as amended, plus $2.75 million towards reduction of the principal balance.  As of April 1, 2011, the interest accrued but unpaid under the Note is $14,225,232.87.

E.
The Parties consider it in their mutual best interest to assign to ChinaTel all of TCP’s rights under the TCP Subscription Agreement and TCP Subscription Addendum, and to cancel the Agreement, the Note, and the Pledge Agreement, including all interest accrued but unpaid under the Note.  The consideration TCP receives in entering into this Assignment Agreement includes but is not limited to the following:

i.
ChinaTel being relieved from the obligation to pay past and future interest under the Note while maintaining its right to acquire up to 49% of the shares of Chinacomm Cayman advances ChinaTel’s financial interests by reducing the total acquisition cost of the rights ChinaTel has the right to acquire;

ii.	Colin Tay, the sole shareholder and director of TCP, has recently entered into an employment agreement with ChinaTel at an annual base salary of $350,000 plus other employment benefits;

iii.	ChinaTel has recently awarded Colin Tay 66,909,088 shares of ChinaTel’s Series B Common Stock; and

iv.	Both TCP and its sole shareholder and director Colin Tay, as shareholders of ChinaTel, have a financial interest in the future financial success of ChinaTel.

F.	The Parties enter into this Assignment Agreement to define their respective rights and obligations.

AGREEMENT

1. TCP hereby assigns to ChinaTel, without warranty, all of its right, title and interest in the TCP Subscription Agreement and TCP Subscription Addendum.  ChinaTel hereby assumes all performance obligations of TCP, if any, under the TCP Subscription Agreement and TCP Subscription Addendum.  To the extent consent to this assignment is required from CECT-Chinacomm or any other party to the TCP Subscription Agreement or TCP Subscription Addendum, TCP will continue to act as agent for ChinaTel, as ChinaTel directs.

2. All existing rights and future obligations of both Parties under the Agreement, the Note and the Pledge Agreement, are hereby cancelled and terminated except as set forth in this Assignment Agreement.  Specifically:

i.
TCP shall retain all payments of cash and stock previously made by ChinaTel that have been applied as interest, extension fees, or principal reduction of the Note, in the amounts set forth in Recital D above, but shall waive entitlement to all past interest accrued but unpaid under the Note, and all future interest.  TCP shall return the original Note to ChinaTel marked “CANCELLED.”

ii.
TCP shall deliver to ChinaTel the original Certificate No. 3 representing 2,450,000,000 shares of Chinacomm Cayman (“Chinacomm Cayman Shares”) with appropriate endorsement to enable ChinaTel to seek the issuance of new certificate in ChinaTel’s name for all 2,450,000,000 of the Chinacomm Cayman Shares represented by Certificate No. 3.

iii.
The Parties acknowledge that, pursuant to the TCP Subscription Addendum, the number of Chinacomm Cayman Shares corresponding to the unpaid outstanding balance of the subscription price are “pledged” to Chinacomm Cayman and other parties to the TCP Subscription Agreement, even though TCP maintains physical possession of Certificate No. 3 representing the total number of the Chinacomm Cayman Shares to which TCP has the right to subscribe pursuant to the TCP Subscription Agreement and TCP Subscription Addendum.

iv.
Each Party hereby releases the other Party from any past breach or default, if any, either would be entitled to assert against the other relating to performance or non-performance of any obligation, or the accuracy of any representation or warranty contained in any of the Agreement, the Note or the Pledge Agreement.

3. This Assignment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document.

CHINA TEL GROUP, INC. By /s/ George Alvarez George Alvarez, its Chief Executive Officer	TRUSSNET CAPITAL PARTNERS (HK) LTD. By /s/ Colin Tay Colin Tay, its President